For the fiscal period ended 06/30/06
File number 811-03623

					SUB-ITEM 77-0-2

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.  Name of Fund:  The Target Portfolio Trust-Large Cap Value Portfolio

1.   Name of Issuer:  Northeast Utilities


2.   Date of Purchase:  December 6, 2005


3.   Number of Securities Purchased:  100


4.   Dollar Amount of Purchase:  $1,909


5.   Price Per Unit:  $19.09


6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased:   Lazard Capital Markets


7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER
JPMorgan
Banc of America Securities
Citigroup
Wachovia Securities
A.G. Edwards
Lazard Capital Markets